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                                                                      Exhibit 11

Computation of Earnings (Loss) per Common Share
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

                                             Three Months Ended
                                                  March 31,
                                          ------------------------
                                             1997         1996
                                          -----------  -----------
PRO-FORMA:
Weighted average number of common and
 common equivalent shares outstanding:
Common stock                                             6,588,392
Assumed conversion of preferred stock                    5,247,324
Common equivalent shares resulting from
 stock options and warrants (treasury
 stock method)                                             490,497

SAB 83 shares (treasury stock method)                    1,007,615
                                                       -----------
Total                                                   13,333,828
                                                       ===========

Net income applicable to common stock                  $    22,891
                                                       ===========

Pro-forma income per common share                            $0.00
                                                       ===========

PRIMARY:
Weighted average number of common and
 common equivalent shares outstanding:
Common stock                               14,611,646    6,588,982
Common equivalent shares resulting from
 stock options and warrants (treasury       1,810,305      490,497
 stock method)

SAB 83 shares (treasury stock method)              --    1,007,615
                                          -----------  -----------
Total                                      16,421,951    8,087,094
                                          ===========  ===========

Net income                                $ 1,767,826  $    22,891
Dividends accreted on preferred stock              --      (45,635)
                                          -----------  -----------
Net income (loss) applicable to common
 stock                                    $ 1,767,826  $   (22,744)
                                          ===========  ===========

Primary income (loss) per common share    $      0.11        $0.00
                                          ===========  ===========

FULLY DILUTED:
Weighted average number of common and
 common equivalent shares outstanding:
Common stock                               14,611,646    6,588,392
Assumed conversion of preferred stock              --    3,243,326
Common equivalent shares resulting from
 stock options and warrants (treasury
 stock method)                              1,810,305      490,497
SAB 83 shares (treasury stock method)              --    1,007,615
                                          -----------  -----------
Total                                      16,421,951   11,329,830
                                          ===========  ===========

Net income applicable to common stock     $ 1,767,826  $    22,891
                                          ===========  ===========

Fully diluted income per common share     $      0.11        $0.00
                                          ===========  ===========
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